UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 21, 2014

Level 3 Communications, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-15658	47-0210602
(State or other	(Commission File	(IRS employer
jurisdiction of incorporation)	Number)	Identification No.)

1025 Eldorado Blvd., Broomfield, Colorado	80021
(Address of principal executive offices)	(Zip code)

720-888-1000

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Agreement and Plan of Merger, dated as of June 15, 2014, among Level 3 Communications, Inc. (the “Company”), Saturn Merger Sub 1, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company, Saturn Merger Sub 2, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company, and tw telecom, a Delaware corporation, on July 22, 2014, the Company announced that following the closing of the acquisition, Andrew E. Crouch, the Company’s current Regional President, North America will become the Company’s Regional President EMEA and GAM Division.  As part of that new assignment, Mr. Crouch will be transitioning to the Company’s EMEA headquarters in London, England.  Mr. Crouch is currently one of the Company’s Named Executive Officers.

In connection with his new assignment, on July 21, 2014, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) approved for Mr. Crouch an opportunity for an annual incentive payment of up to $1.0 million per year for up to three years (the “Special Incentive”).  The Special Incentive is incremental to the annual incentive opportunity that Mr. Crouch is eligible to receive that is governed by the Company’s existing fully discretionary executive bonus program.

Any payment to Mr. Crouch pursuant to the Special Incentive will be based upon Mr. Crouch’s achievement of specified goals and objectives that will be established as well as evaluated and measured by Mr. Jeff K. Storey, the Company’s President and Chief Executive Officer, in Mr. Storey’s sole discretion.  While the specific performance goals and objectives have not been established, the Compensation Committee approved Mr. Storey using any of the performance measures described in Section 8.5 of the Level 3 Communications, Inc. Stock Plan as currently in effect or such other criteria as Mr. Storey may determine; provided that a written summary of the performance measures is provided to the Compensation Committee promptly after their determination by Mr. Storey.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Level 3 Communications, Inc.

	By:	/s/ Neil J. Eckstein
Neil J. Eckstein, Senior Vice President

Date: July 22, 2014